Exhibit 10.7

Direct Selling Authorization Agreement Supplementary Agreement

Party A: Shandong Yongchuntang Group Co., Ltd. (hereinafter referred to as "Party A")

Party B: Shandong Spring Pharmaceutical Co., Ltd. (hereinafter referred to as "Party B")

Through the friendly negotiation between Party A and Party B, and based on the principle of reciprocity and mutual benefit, the "Direct Selling Authorization Agreement" signed on June 25, 2015 was supplemented as follows.

1. In order to restrict each other, especially in the operation of the direct selling market and to prevent violation of relevant State regulations, Party B shall pay Party A's a market security deposit of RMB 10million Yuan (RMB 10,000,000.00).

2. If the operation of the direct selling market operated by Party B through the use of Party A's direct selling license results in the loss of Party A's relevant rights and interests, such as the State deduction of the market security deposit paid by Party A, the losses shall be fully responsible by Party B and be deducted from the above deposit and then to add another RMB 10million Yuan security deposit.

3. If the authorized operation expires and there is no violation of the relevant rights and interests of Party A caused by the non-compliance of Party B's direct selling operations, Party A shall return to Party B their market security deposit in one payment (within 10 working days after the agreement expires).

4. Because of Party A's reason which affect the normal use of direct sales license, Party B shall not bear any responsibility and the security deposit shall be refunded in full and Party B shall have the right to sue Party A for the relevant economic losses.

5. Regarding the period of authorization, Party B shall use the direct sales platform to sell the company's products. Party A agrees in principle to Party B's practices but it shall not exceed 4 types of products produced by Party B in sales and absolutely shall not allow Party B to sell products purchased from or produced by others.

6. In order to protect the interests of Party A and fully reflect the business philosophy of mutual benefit, cooperation and win-win situation, Party B needs to pay RMB 10million Yuan of advance payment to Party A (RMB 10,000,000.00).

7. Party B's monthly purchase amount shall be deducted from the advance payment. If the amounts of the purchased goods exceed the advance payment, payment is to be made via cash or cheque and not on credit terms.

8. At the beginning of each month, Party B needs to guarantee the advance payments made to Party A in full and the difference must be topped up. The payment cannot be refused for any reason.

9. The supplemental part of the original agreement as a supplementary agreement for direct selling authorization agreement has the same legal benefits. The terms of the agreement are the same as the original agreement.
10. This agreement is in two copies and Party A and Party B each hold one.

11. This agreement takes effect upon signing, the security deposit and advance payment should be transferred within 5 working days.

Party A: (seal)   Party B: (seal)

Party A representative: Weirong Wu Party B representative: Tinghe Yan

2017/01/04